As filed with the Securities and Exchange Commission on February 28, 2023

Registration Statement No. 333-238266

Registration Statement No. 333-259959

Registration Statement No. 333-262926

Registration Statement No. 333-266392

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration Statement No. 333-238266

Form S-3 Registration Statement No. 333-259959

Form S-3 Registration Statement No. 333-262926

Form S-3 Registration Statement No. 333-266392

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CYREN LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Ha-Menofim St., 5th Floor

Herzliya, Israel, 4672561

011-972-9-863-6888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett Jackson

Chief Executive Officer

Cyren Ltd.

c/o Cyren Inc.

1430 Spring Hill Road, Suite 330

McLean, Virginia 22102

(703) 760-3320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Dunn General Counsel Cyren Ltd. c/o Cyren Inc. 1430 Spring Hill Road, Suite 330 McLean, Virginia 22102 (703) 760-3320	Laurie L. Green, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard, Suite 2000 Fort Lauderdale, Florida 33301 (954) 768-8232	Adrian Daniels Yigal Arnon - Tadmor Levy 1 Azrieli Center Tel Aviv 6702101, Israel (+972)-3-608-7777

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Cyren Ltd., an Israeli corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s ordinary shares, par value ILS 3.00 per share (the “Ordinary Shares”), debt securities, warrants to purchase Ordinary Shares or subscription rights to purchase Ordinary Shares, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Form S-3 Registration Statement No. 333-238266, filed with the SEC on May 14, 2020, relating to the proposed resale from time to time of up to 16,586,396 Ordinary Shares by certain selling shareholders;

•	Form S-3 Registration Statement No. 333-259959, filed with the SEC on October 1, 2021, relating to the proposed resale from time to time of up to 29,154,725 Ordinary Shares by certain selling shareholders;

•	Form S-3 Registration Statement No. 333-262926, filed with the SEC on February 23, 2022, relating to the proposed resale from time to time of up to 6,445,895 Ordinary Shares by certain selling shareholders, as amended on March 24, 2022; and

•	Form S-3 Registration Statement No. 333-266392, filed with the SEC on July 28, 2022, relating to the proposed offer and sell from time to time, in one or more offerings, of debt securities, Ordinary Shares, warrants to purchase Ordinary Shares or subscription rights to purchase Ordinary Shares up to an aggregate amount of $50,000,000.00.

Following the Company’s unsuccessful efforts to sell its assets or raise more capital to continue its operations, on February 20, 2023, the board of directors of the Company reached the conclusion that the Company is insolvent and lacks the funds to continue as a going concern. Accordingly, the Company’s board of directors resolved to cease all activities of the Company and its subsidiaries, terminate the employment of all remaining employees of the Company and its subsidiaries, apply for liquidation procedures of the Company in Israel by appointment of a third-party trustee, in accordance with applicable law, and commence applicable liquidation, assignment and/or insolvency proceedings for each of the subsidiaries of the Company (collectively the “Insolvency Proceedings”).

As a result of the Insolvency Proceedings, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Ordinary Shares registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on February 26, 2023.

Cyren Ltd.

By:	/s/ Brett Jackson
Name:	Brett Jackson
Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett Jackson	Chief Executive Officer	February 26, 2023
Brett Jackson	(Principal Executive Officer)

/s/ Jeffrey Dauer	Chief Financial Officer and Chief Accounting Officer	February 26, 2023
Jeffrey Dauer

/s/ *	Director	February 26, 2023
John Becker

/s/ *	Director	February 26, 2023
Cary Davis

/s/ *	Director	February 26, 2023
David Earhart

/s/ *	Director	February 26, 2023
James Hamilton

/s/ *	Director	February 26, 2023
Hila Karah

/s/ *	Director	February 26, 2023
Lauren Zletz

CYREN LTD.		Authorized Representative in the United States	February 26, 2023

By:	/s/ Brett Jackson
Name:	Brett Jackson
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

CYREN LTD.

Dated: February 28, 2023	By:	/s/ Guy Gissin
	Name:	Guy Gissin
	Title:	Interim Trustee

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